Exhibit 99.1

Tallgrass Energy Announces CEO Succession Plan

LEAWOOD, Kan.--(BUSINESS WIRE)--November 25, 2019--Tallgrass Energy, LP (NYSE: TGE) today announced that the Board of Directors of the general partner (“the Board”) has appointed William R. (Bill) Moler as Chief Executive Officer, effective immediately. David G. Dehaemers Jr. is retiring and stepping down as CEO effective immediately but will remain with the company until the end of the year. Dehaemers will retire as a member of the Board on Dec. 31, 2019.

“Since founding Tallgrass Energy in November 2012, David Dehaemers has consistently demonstrated industry innovation, creativity, and agility by leading many strategic growth initiatives that transformed Tallgrass’ energy infrastructure assets to maximize value while minimizing environmental impact,” said Sean Klimczak, Global Head of Infrastructure at Blackstone. “Over the last seven years, David and his team led the evolution of Tallgrass into one of the leading midstream energy infrastructure providers in the United States. We thank him for his vision and leadership.”

As for Bill Moler’s appointment as CEO, Dehaemers said, “This is a bittersweet moment for me. I’m proud of everything we’ve accomplished over the last seven years, and I want to thank every single employee at Tallgrass for helping to make it all possible. It’s time for me to move on to the next chapter in my life, and I am pleased to transition my role to Bill Moler, who I have known for more than 20 years. He’s been with Tallgrass since its inception, has deep expertise in the midstream sector and a strong understanding of Tallgrass’ assets and the basins in which we operate. Bill has played a vital role in our growth and success over the years, and I have absolute confidence in his ability to lead this company.”

Klimczak added, “Bill’s broad industry experience, knowledge of Tallgrass and clear leadership skills position him well for future success. Having worked closely with Bill, we are incredibly pleased that he will lead Tallgrass and its team in its next phase of growth.”

Moler added, “I am very honored and excited to lead Tallgrass as CEO.  Tallgrass has exceptional people and a unique footprint of energy assets across the United States.  I would also like to express my profound thanks to Dave for his deep legacy and impact in building Tallgrass as well as personally for our long partnership and friendship.”
About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Contacts

Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
phyllis.hammond@tallgrassenergylp.com